EXHIBIT 10.42

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 2nd day of April, 2004 (the “Effective Date”), by and between PharmaNetics, Inc., a North Carolina corporation (the “Company”), and John P. Funkhouser (the “Employee”), an individual residing in Wake County, North Carolina.

WITNESSETH:

WHEREAS, the Company is presently engaged in the business of developing and providing diagnostic technologies for the testing of various therapeutics by monitoring and assessing the coagulation or clotting of blood (the “Business”); and

WHEREAS, the Company wishes to continue employing Employee, and Employee desires to continue his employment with the Company, all upon the terms and conditions enumerated below; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DUTIES. Employee shall serve as the Chief Executive Officer (“CEO”) of the Company upon the terms and conditions hereinafter set forth. Employee shall faithfully discharge his responsibilities and perform all duties typically assigned to an employee acting in the capacity of a CEO as are set forth in the Bylaws of the Company related to the CEO position held by Employee; and as prescribed from time to time by the Company’s Board of Directors (the “Board”), the Chairman of the Board, or other appropriate parties within the Company.

2. SERVICE. Employee agrees to perform his duties to the best of his ability; provided, however, Employee may devote some of his time and attention to the performance of duties and responsibilities in furtherance of non-Company interests, so long as such efforts do not interfere in any material respect with his Company duties. Employee agrees to comply with all policies, standards and regulations of the Company now existing or hereafter promulgated. Employee’s duties include attendance at scheduled meetings of the Board and all other normal duties associated with a director’s responsibilities. Employee agrees that he does not currently serve and will not serve on the board of directors of any company that engages in any business that competes with or represents a conflict with the business of the Company as determined in the sole discretion of the Board.

3. COMPENSATION. During the term of this Agreement, Employee’s compensation shall be determined and paid as follows:

(a) BASE SALARY. Employee shall receive as compensation a base salary at the rate of no less than One Hundred Seventy Thousand Dollars ($170,000.00) per year (the “Base Salary”), paid on the Company’s regularly scheduled paydays in accordance with the Company’s payroll practices, less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee. Employee’s Base Salary is subject to annual review by the Board.

(b) BENEFITS. Employee shall continue receiving such other benefits as he has received during his employment with the Company and as are provided from time to time to other executive employees of the Company. The Company expressly agrees to continue payment for or reimbursement of Employee’s expenses related to his car, insurance, and mobile telephone. All such benefits are subject to change by the Company without the consent of Employee.

(c) VACATION. Employee shall be entitled to take paid vacation in accordance with the Company’s vacation policy. Unused vacation shall be forfeited at the end of each fiscal year and upon termination of employment, whether by Employee or the Company, regardless of the cause or reason for such termination.

(d) BUSINESS EXPENSES. The Company will pay all reasonable expenses incurred by Employee directly related to conduct of the business of the Company, provided Employee complies with the policies for reimbursement or advance of business expenses established by the Company.

4. TERM; TERMINATION.

(a) TERM. Unless earlier terminated in accordance with this Section 4, the Company agrees to employ Employee for one (1) year from the Effective Date hereof (the “Initial Term”). This Agreement shall be automatically renewed for additional one (1) year terms (the “Renewal Term”) so long as the Company has shares of common stock registered under Section 12 of the 1933 Securities Act.

(b) TERMINATION FOR CAUSE. This Agreement may be terminated immediately and without prior notice at the election of the Company, “for cause,” as hereinafter defined, immediately upon written notice to Employee. “Cause” shall be decided by a majority vote of the Directors of the Company other than Employee and shall mean: (i) any criminal act or omission of Employee (including, without limitation, fraud or embezzlement); or (ii) any material adverse act or omission of Employee which would preclude the Company or any entity affiliated with the Company from selling securities under any federal or state law.

(c) DEATH OR DISABILITY. Employee’s employment shall be terminated automatically, effective immediately, upon his death or Permanent Disability. “Permanent Disability” means Employee’s inability, with or without reasonable accommodations, to substantially perform the services necessary to complete the duties set forth herein for a period of more than twenty-six (26) weeks while employed by the Company.

5. PAYMENTS ON TERMINATION.

(a) ACCRUED COMPENSATION. Regardless of the cause or manner of termination, on or before the next regular payday following termination, the Company shall pay Employee for any accrued, unpaid Base Salary and unreimbursed expenses (provided that Employee complies with the Company’s expense reimbursement policies) through the date of termination.

(b) CONTINUED EMPLOYMENT. During the Initial or Renewal Term of this Agreement, unless (a) the Company terminates Employee’s employment for Cause or due to Employee’s death or Permanent Disability or (b) Employee terminates his employment with the Company, the Company shall not terminate Employee and shall continue the employment of Employee and pay Employee his then-current regular Base Salary for the remainder of the Initial or Renewal Term, as then applicable (the “Employment Continuation Payment”).

(c) CONDITIONS. Employee agrees that his right to receive the Severance Payment described in Section 5(b) is conditioned upon his execution of a release of claims in favor of the Company, in a form reasonably acceptable to the Company. Employee further agrees and acknowledges that except as set forth in this Section 5, he will not be entitled to any other or further payments from the Company following the termination of his employment.

6. CONFIDENTIALITY; NON-DISCLOSURE. Employee hereby acknowledges that he will hold positions of trust and confidence with the Company, and that during the course of his employment he will be exposed to and work with customers, collaborators, and others in the employ of the Company sharing customer information, sales information, confidential product information, trade secrets, sensitive financial information, advertising, research and development information, and other material which is proprietary in nature, confidential to the Company and not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company’s ability to compete in the marketplace (hereinafter referred to as the “Confidential Information”). Employee agrees not to disclose any Confidential Information to belonging to the Company to any person or entity, except in the course of performing duties assigned by the Company, as authorized by the Company, or as may be required by court order, statute, law or regulation. Confidential Information does not include any of the following: (i) information that at the time of disclosure is generally known to the public or becomes known to the public through no violation of this Agreement; or (ii) information that is disclosed to Employee by a third party that is not under an obligation to maintain the confidentiality of the information.

7. COVENANT NOT TO COMPETE. Employee, through his position as CEO of the Company, will acquire a considerable amount of Confidential Information along with knowledge and goodwill with respect to the Company’s Business, which knowledge and goodwill are valuable to the Company, and which would be extremely detrimental to the Company if used by Employee to compete with the Company. Because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from such competition by Employee. Consequently, as material inducement for and condition of the continued employment of Employee under the terms of this Agreement, Employee covenants and agrees to the following:

(a) that at any time while an employee of the Company and for a period of one (1) year following the termination of his employment for any reason whatsoever, he will not, directly or indirectly, with or through any family member or former director, officer or employee of the Company, or acting alone or as a director, employee, agent, consultant, member of a partnership, firm, Company or other entity or as a holder of or investor in more than 2% of any security of any class of any Company or other business entity:

(1) serve as an executive officer, manage, operate, control or supervise, or participate in the management, operation, control or supervision of, any entity that is engaged in the Business of the Company, or

(2) solicit for the purpose of providing diagnostic technologies that monitor or assess the coagulation or clotting of blood any current or prospective customers of or collaborators with the Company with whom Employee had access or contact on behalf of the Company while employed by the Company; and

(3) solicit any employees of the Company (i) to resign their employment with the Company; (ii) to violate any duties owed to the Company; or (iii) breach any agreements with the Company.

(b) The parties hereto agree that in the event that the length of time, the geographic area or prohibited activities set forth in this Section 7 shall be deemed too restrictive in any court proceeding, that the court shall eliminate or reduce such restrictions to those which it deems reasonable and enforceable under the circumstances.

8. ASSIGNMENT OF DEVELOPMENTS.

(a) If at any time or times during Employee’s employment, Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formulae, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that relate to the Company’s Business or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Employee shall promptly disclose to the Company each such Development. Employee hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting there from to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Company. Employee further agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after Employee’s employment with the Company) in order to more fully vest in the Company all ownership rights in those items hereby or thereby transferred by Employee to the Company. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to perform all other lawfully permitted acts to further the purposes of such section with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Development assigned hereunder to the Company.

(b) Notwithstanding anything in this Agreement to the contrary, the obligation of Employee to assign or offer to assign his rights in an invention to the Company shall not extend or apply to an invention that Employee developed entirely on his own time without using the Company’s equipment, supplies, facility or trade secret information, unless such invention (i) relates to the Company’s business or actual or demonstrably anticipated research or development, or (ii) results from any work performed by Employee for the Company. Employee shall bear the burden of proof in establishing that his invention qualifies for exclusion under this Section 8(b). With respect to this Section 8, it is agreed and acknowledged that during Employee’s employment, the Company may enter other lines of business that are related or unrelated to its current lines of business, in which case this Agreement would be expanded to cover such new lines of business.

9. REASONABLENESS OF COVENANTS. Employee has carefully read and considered the provisions of Sections 6 through 8 hereof and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, stockholders and employees. Accordingly, Employee agrees that the length of time, geographic area and any other restrictions contained in this Agreement are reasonable to protect the legitimate interests of the Company and do not unfairly restrict or penalize Employee. Notwithstanding the foregoing, in the event that any part of the covenants set forth in Sections 6 through 8 hereof shall be held to be invalid and unenforceable, the court so deciding may, and is hereby directed to, reduce or limit the terms of such provision to allow such provision to be enforced.

10. INJUNCTIVE RELIEF. Employee understands and agrees that the Company will suffer irreparable harm in the event that Employee breaches any of his obligations under Sections 6 through 8 hereof and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of such provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to injunctive relief in order to prevent or to restrain any such breach by Employee, or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

11. COMPANY PROPERTY. All notes, data, tapes, reference materials, sketches, drawings, memoranda, models and records in any way relating to any of the information referred to in Sections 6 through 8 hereof (including without limitation, any Confidential Information) or to the Company’s Business shall belong exclusively to the Company and Employee agrees to turn over to the Company all such materials and all copies and reproduction capabilities concerning such materials or compilations of information therefrom in his possession or then under his control at the request of the Company or, in the absence of such request, upon the termination of Employee’s employment with the Company.

12. WAIVER. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

13. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement shall in no way affect the validity or enforceability of any other provision (or remaining part thereof) or the enforceability thereof under different circumstances.

14. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law or conflict of law provisions of such laws. The parties further agree that the state or federal courts sitting in Wake County, North Carolina shall have sole and exclusive jurisdiction to adjudicate any disputes in connections with or arising out of the Agreement.

15. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Employee, to his address shown on the Company’s records, and in the case of the Company, to its principal office in the State of North Carolina.

16. BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Employee expressly agrees that the Company may assign its rights and obligations under this Agreement to any successor in interest (whether due to a merger or purchase of substantially all of the assets of the Company). Employee may not assign any of his rights or delegate any of his duties under this Agreement.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understandings by and between the Company and Employee with respect to the matters covered herein, and no representations, promises, agreements or understandings, written or oral related to the matters covered herein, but not contained in this Agreement, shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto. Nothing contained in this Agreement shall alter, change, modify or in any way terminate the obligation of the Company to fund and pay Employee under Employee’s SERP agreement.

18. CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.

19. SURVIVAL OF COVENANTS. The provisions set forth in Sections 6 through 8 hereof shall survive the termination of this Agreement and any period of applicability stated therein shall be extended to the extent of any period of time during which the Employee is in violation thereof.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

PHARMANETICS, INC.

By:	/s/ Paul T. Storey
Title:	Chief Financial Officer

EXECUTIVE

/s/ John P. Funkhouser
John P. Funkhouser